Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT


1.   Capital Title Agency Inc., an Arizona corporation

2.   New Century Insurance Services, Inc., an Arizona corporation

3.   New Century Holding Company, a California corporation

4.   CTG Building Co., an Arizona corporation

5.   New Century Title Company, a California corporation

6.   Northwestern Accommodation Company, a California corporation

7.   Northwestern Service Company, a California corporation

8.   Northwestern Title Insurance Company, a California corporation